Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-235408, 333-243488 and 333-253117) on Form S-3, in the registration statements (Nos. 333-235377, 333-253118, 333-253120, 333-263606 and 333-263608) on Form S-8 and in the registration statements (Nos. 333-266499 and 333-268251) on Form S-1 of our report dated March 16, 2022, with respect to the consolidated financial statements of Baudax Bio, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 23, 2023